PRISTINE SOLUTIONS, INC. 8-K

Exhibit 10.8

PATENT ASSIGNMENT

This assignment made on September 19, 2006 by Hootan Melamed of Beverly Hills, California, and Edward W. Withrow, III of Westlake Village, California (Assignors) to Eaton Scientific Systems, Ltd., a California corporation, having a place of business at 521 Toro Canyon Rd, Montecito, California 93108 (Assignee);

WHEREAS, Assignors have invented a new, original and useful invention entitled HOMATROPINE ORAL SUSPENSION (Invention(s)), for which a Unites States patent application will be filed, further identified by Cislo & Thomas llp’s Docket No. 06-17254 (U.S. Patent Application);

WHEREAS, Assignors believe themselves to be the original, first, and joint inventors of the Invention(s) disclosed and claimed in the Patent Application(s); and

WHEREAS, Assignee desires to acquire by formal, recordable assignment the entire right, title, and interest in and to said Invention(s), and said Patent Application(s) in the United States and throughout the world.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors hereby sell, assign, and transfer to Assignee, the entire right, title, and interest in and to said Invention(s), and said Patent Application(s) for said Invention(s) in the United States and throughout the world, including the right to file foreign applications directly in the name of Assignee and to claim for any such foreign applications any priority rights to which such applications are entitled under international conventions, treaties, or otherwise.

Further Assignors agree that, upon request and without further compensation, but at no expense to Assignors, they and their legal representatives and assigns will do all lawful acts, including the execution of papers and the giving of testimony, that may be necessary or desirable for obtaining, sustaining, reissuing, or enforcing said Patent Application(s) in the United States and throughout the world for said Invention(s), and for perfecting, recording, or maintaining the title of Assignee, their successors and assigns, to said Invention(s), and said Patent Application(s) filed, and any patents granted for said Invention(s) in the United States and throughout the world.

Assignors represent and warrant that they have not granted and will not grant to others any rights inconsistent with the rights granted herein.

Assignors authorize and request the Commissioner of Patents and Trademarks of the United States and of all foreign countries to issue any Patent granted for said Invention(s), whether on another patent or other application for said Invention(s), on said Patent Application(s), or on any subsequently-filed provisional, non-provisional, regular utility, divisional, continuation, continuation-in-part, reissue, or other patent application or other application, to Assignee, its successors and assigns, as the assignee of the entire interest in said Invention(s).

IN WITNESS WHEREOF, Assignors have executed this Assignment on the date first above written and as set forth below.

ASSIGNOR

Date: September 19, 2006	/s/ Hootan Melamed
Hootan Melamed
Inventor

ASSIGNOR

Date: September 19, 2006	/s/ Edward W. Wtihrow, III
Edward W. Withrow, III
Inventor